Exhibit 8.2
December 4, 2006
Board of Directors
McDATA Corporation
11802 Ridge Parkway
Broomfield, Colorado 80021
Ladies and Gentlemen:
     You have requested our opinion regarding certain United States federal income tax consequences of the proposed merger (the “Merger”) of Worldcup Merger Corporation (“Worldcup”), a Delaware corporation and a direct wholly-owned subsidiary of Brocade Communications Systems, Inc., a Delaware corporation (“Brocade”), with and into McDATA Corporation, a Delaware corporation (“McDATA”), pursuant to the Agreement and Plan of Reorganization dated as of August 7, 2006, as amended on December 4, 2006, by and among Brocade, Worldcup, and McDATA (the “Agreement”). This opinion letter is being delivered in connection with the declaration of the effectiveness by the Securities and Exchange Commission of Brocade’s registration statement on Form S-4 relating to the Merger (the “Registration Statement”).
     In formulating our opinion, we examined such documents as we deemed appropriate, including the Agreement and the Registration Statement, and obtained such additional information as we deemed relevant and necessary through consultation with various officers and representatives of McDATA. In addition, we have relied upon (without independent investigation or verification) certain statements, representations, covenants and agreements made by McDATA, Worldcup and Brocade, including those set forth in the Agreement and the Registration Statement and in their respective certificates dated the date hereof and delivered to us for purposes of this opinion (the “Representation Letters”). Any capitalized terms used but not defined herein have the meaning given to such terms in the Agreement.
     Our opinion set forth below assumes (1) the accuracy of the statements and facts concerning the Merger set forth in the Registration Statement and the Agreement, (2) the consummation of the Merger in the manner contemplated by, and in accordance with the terms set forth in, the Agreement and the Registration Statement, (3) the accuracy of (i) the representations made by Brocade, on behalf of itself and WorldCup, set forth in its Representation Letter and (ii) the representations made by

Board of Directors
McDATA Corporation
December 4, 2006

McDATA set forth in its Representation Letter, (4) any representations made in the Agreement and the Representation Letters which are qualified by knowledge or qualifications of like import are accurate without such qualification, (5) as to all matters as to which any person or entity represents that it is not a party to, does not have or is not aware of any plan, intention, commitment, understanding or arrangement, there is in fact no such plan, intention, commitment, understanding or arrangement, and (6) the Merger will qualify as a statutory merger under the laws of the State of Delaware.
     We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents.
     Based upon the facts and statements set forth above, the applicable law in effect on the date hereof, our examination and review of the documents referred to above and subject to the assumptions set forth above and qualifications set forth below, we hereby confirm, on the date hereof, the opinion which is attributed to Weil, Gotshal & Manges LLP in the Registration Statement under the caption “Material United States Federal Income Tax Consequences of the Merger.”
     Our opinion is based on current provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service (the “IRS”) and case law in effect on the date hereof, any of which may be changed at any time with retroactive effect. Any change in applicable laws or facts and circumstances surrounding the Merger, or any change or inaccuracy in the statements, facts, assumptions and representations on which we have relied, may affect the continuing validity of the opinion set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention. No opinion is expressed on any matter other than those specifically covered by the foregoing opinion. Moreover, there can be no assurance that our opinion will be accepted by the IRS or, if challenged by the IRS, by a court.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. This opinion is rendered solely for your benefit in connection with the transactions described above. In giving this consent, we do not admit that we are experts within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours, /S/ WEIL, GOTSHAL & MANGES LLP